                                                                    Exhibit 21.1

                              List of Subsidiaries

1.   Consumer Capital Group Inc., a California corporation, wholly owned by the registrant

2.   Arki (Beijing) E-commerce Technology Corp., wholly owned by Consumer
     Capital Group Inc. listed in #1 above

3.   America Pine (Beijing) Bio-Tech Inc., wholly owned by Consumer Capital
     Group Inc. listed in #1 above

4.   America Arki (Fuxin) Network Management Co. Ltd., wholly owned by Consumer
     Capital Group Inc. listed in #1 above

5.   Beijing Beitun Trade Co., Ltd., 51% owned by Consumer Capital Group Inc.
     listed in #1 above

6.   Consumer Capital Group, Inc., a Delaware Corporation, wholly owned by the registrant